EXHIBIT 3(i)

COSMOS HOLDINGS INC.

AMENDMENT TO CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES OF

SERIES A CONVERTIBLE PREFERRED STOCK

July 25, 2022

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Cosmos Holdings Inc. (the “Corporation”) hereby certifies that:

WHEREAS, Section 3 of the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”) authorizes the issuance of up to 100,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

WHEREAS, on September 15, 2021, the Board approved and adopted the following resolutions, as amended by Correction No. 1 to the certificate filed on February 23, 2022:

NOW THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 6,000,000. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 19 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Preferred Stock.

Section 2. Certain Definitions. The following terms shall have the meanings defined in this Section 2:

“Additional Shares of Common Stock” shall mean, all shares (including treasury shares) of Common Stock issued or sold (or, pursuant to Section 6(d), deemed to be issued) by the Corporation after the date of this Certificate of Designation, whether or not subsequently reacquired or retired by the Corporation, other than (a) the Conversion Shares, (b) such number of additional shares of Common Stock as may become issuable by conversion of the Series A Preferred Stock by reason of adjustments required pursuant to the anti-dilution provisions applicable to such Series A Preferred Shares as in effect on the date hereof, or (c) shares of Common Stock issued pursuant to an Approved Stock Plan.

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Agreement” means that certain Securities Purchase Agreement dated February 28, 2022 by and between the Corporation and the purchaser parties thereto.

“Approved Stock Plan” means any contract, plan or agreement which has been or shall be approved by the Board pursuant to which the Corporation’s securities may be issued to any employee, officer, director, consultant or other service provider of the Corporation.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)

one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)

a replacement of more than a majority of the members of the Board that is not approved by those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals);

(iii)

a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)

a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

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“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Common Stock, par value $0.001 per share, of the Corporation, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Common Stock).

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion” means any conversion of the Series A Preferred Stock into Conversion Shares as provided for in Section 6 hereof.

“Conversion Amount” means such amount as determined by multiplying the number of shares (including any fraction of a share) of Series A Preferred Stock to be converted pursuant to a Conversion Notice by the Stated Value.

“Conversion Date” shall have the meaning set forth in Section 6(d)(i) hereof.

“Conversion Notice” shall have the meaning set forth in Section 6(d)(i) hereof.

“Conversion Price” means $3.00 per share; provided, that, upon effectiveness of the Registration Statement (as defined in the Agreement), if less than current Conversion Price, the Conversion Price shall automatically be reduced to an amount (such reduced amount, the “Adjusted Conversion Price”) equal to (i) eighty percent (80%) of the arithmetic average of the VWAPs (as defined in the Agreement) of the Common Stock for each of the five (5) Trading Days immediately following the date of effectiveness of the Registration Statement; subject, in each case, to adjustment as provided herein.

“Conversion Shares” means the shares of Common Stock into which the shares of Series A Preferred Stock may be converted pursuant to Section 6 hereof.

“Convertible Securities” means any evidence of indebtedness, shares of stock or other securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

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“Date of Issuance” means, for any share of Series A Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Dividend Rate” means eight percent (8.0%) per annum.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Holder” or “Holders” shall mean each holder of shares of Series A Preferred Stock. “Junior Securities” shall have the meaning set forth in Section 4 hereof.

“Liens” means any and all claims, liabilities and obligations and any and all liens, pledges, charges, mortgages, security interests, restrictions, leases, licenses, easements, liabilities, claims, encumbrances, preferences, priorities or rights of others of every kind and description.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series A Preferred Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Parity Securities” shall have the meaning set forth in Section 4 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Senior Securities” shall have the meaning set forth in Section 4 hereof.

“Stated Value” means $1,000.00 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

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Section 3. Participation. In addition to any adjustments pursuant to Section 6, the Holders shall, as holders of Series A Preferred Stock, be entitled to receive such dividends paid and distributions made to the holders of shares of Common Stock to the same extent as if such Holders had converted each share of Series A Preferred Stock held by each of them into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of shares of Common Stock.

Section 4. Rank; Rights on Liquidation, Merger, Sale, etc.

(a) Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all shares of the Series A Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock and any other equity securities that the Corporation may issue in the future, unless the terms of which specifically provide that such equity securities rank on parity or senior to the Series A Preferred Stock, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up (“Junior Securities”); (ii) equal to any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up (“Parity Securities”); (iii) junior to all other equity securities the Corporation issues, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up (“Senior Securities”); and (iv) junior to all of the Corporation’s existing and future indebtedness. Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any Senior Securities or Parity Securities as to payment of dividends and/or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the Holders of shares of Series A Preferred Stock shall be first entitled to receive out of the assets of the Corporation available for distribution to its shareholders, prior and in preference to any distribution to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Stated Value of all shares of Series A Preferred Stock held by such Holder, plus all unpaid accrued and accumulated dividends on all such shares (whether or not declared). If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay all Holders of Series A Preferred Stock the full preference amount to which they shall be entitled, the Holders of Series A Preferred Stock shall share pro rata in any distribution of assets in proportion to their applicable full preference amounts and the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

(c) After the payment in full of the liquidation preference as set forth in Section 4(b) above, the remaining assets of the Corporation legally available for distribution in such Liquidation (or the consideration received by the Corporation or its stockholders in a Change of Control Event), if any, shall be distributed ratably to the Holders of the Series A Preferred Stock and Common Stock on an as-if converted to Common Stock basis.

(d) Unless otherwise approved by the prior written consent of all Holders of Series A Preferred Stock, for purposes of this Section 4, any transaction constituting a Change of Control Event shall be treated as and deemed to be a Liquidation.

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Section 5. Voting Rights.

(a) Voting Generally. Each Holder shall not be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 5(b) below.

(b) Protective Provisions. Without limiting the foregoing, as long as any shares of Series A Preferred Stock are outstanding and the Purchaser (as such term is defined in the Agreement) is not then in default under the Agreement of its obligation to purchase any Tranche (as such term is defined in the Agreement), the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, without the prior written consent of the Majority Holders, the following actions (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(i)	amend, alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter, amend, modify, or repeal this Certificate of Designation;

(ii)

create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation), including any class or series of capital stock of the Corporation that ranks superior to or in parity with the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

(iii)	alter, amend, modify, or repeal its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series A Preferred Stock;

(iv)	increase or decrease the number of authorized shares of Series A Preferred Stock;

(v)

redeem, repurchase, pay or declare any dividends or other distributions with respect to equity securities of the Corporation unless the Holders of Series A Preferred Stock receive the same dividend on an “as-if-converted” basis;

(vi)	any agreement, commitment or transaction that would result in a Change of Control Event;

(vii)	any sale or disposition of any material assets outside of the ordinary course of business of the Corporation;

(viii)	any material change in the principal business of the Corporation, including the entry into any new line of business or exit of any current line of business;

(ix)	whether or not prohibited by the terms of the Series A Preferred Stock, circumvent a right or preference of the Series A Preferred Stock; or

(x)	enter into any agreement with respect to, or agree or commit to do, any of the foregoing.

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Section 6. Conversion of Series A Preferred Stock.

(a) Conversion Right. At any time and from time to time on or after the Date of Issuance, subject to the Beneficial Ownership Limitation (as defined in Section 6(l)), any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding shares of Series A Preferred Stock (including any fraction of a share) held by such holder along with any accrued or accumulated and unpaid dividends thereon into validly issued, fully paid and non-assessable shares of Common Stock (the “Conversion Shares”). The Corporation shall not issue any fraction of a share of Common Stock upon any Conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share, provided, however, in the event that the holder submits a conversion request that results in the issuance of less than 25,000 Conversion Shares, then the Corporation shall round any such fraction down to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Automatic Conversion. Immediately upon effectiveness of a registration statement registering for resale all of the Registrable Securities (as defined in the Registration Rights Agreement (as defined in the Agreement) (the “Registration Effectiveness Date”), all outstanding shares of Series A Preferred Stock shall automatically convert into Common Stock (the “Registration Conversion”), provided, however, that in the event that the Registration Conversion would result in Holder beneficially owning in excess of the Beneficial Ownership Limitation, then such number of shares of Series A Preferred Stock that would result in Holder beneficially owning no more than the Beneficial Ownership Limitation of Common Stock shall be converted into Common Stock.

(c) Shares Issued on Conversion Date. On each respective Conversion Date pursuant to any Conversion under either Section 6(a) or Section 6(b), the Corporation shall issue to Holder in connection with the applicable Conversion, an aggregate number of Conversion Shares as determined by dividing (i) the Conversion Amount by (ii) the Conversion Price; provided, that, with respect to any Conversion (for the avoidance of doubt, pursuant to either Section 6(a) or Section 6(b)) that occurs during the period commencing on the Registration Effectiveness Date and ending on the fifth (5th) day thereafter (the “Price Protection Period”), if, after such Price Protection Period, the Adjusted Conversion Price is less than the Conversion Price, then the Corporation shall issue to each Holder in connection with such Conversion an additional number of Conversion Shares such that each Holder receives an aggregate amount of Conversion Shares equal to the amount the Holder would have received pursuant to Section 6(a) or Section 6(b), as applicable, if the Adjusted Conversion Price had been substituted for the Conversion Price.

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(d) Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the rights granted under this Certificate of Designation, the Conversion Price will be subject to adjustment from time to time as provided in this Section 6(d). Any such adjustments to the Conversion Price will be applicable to Series A Preferred Shares not yet converted or redeemed.

(i)	Stock Splits and Combinations. If the Corporation shall subdivide (by means of any stock split, stock dividend, recapitalization or otherwise) the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine (by means of any combination, reverse stock split or otherwise) the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of shares of Common Stock any shares of the Corporation, the Conversion Price shall be adjusted so that each Holder shall receive the number of shares of Common Stock which such Holder would have owned or been entitled to receive after the happening of any and each of the events described above if such Holder had converted the Series A Preferred Stock held by such Holder immediately prior to the happening of each such event on the day upon which such subdivision or combination, as the case may be, becomes effective.

(ii)	Organic Changes. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets (in one or a series of related transactions) to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an “Organic Change”. In case the Corporation shall effect an Organic Change, then the Holder shall be given a written notice from the Corporation informing such Holder of the terms of such Organic Change and of the record date thereof for any distribution pursuant thereto, at least ten (10) days in advance of such record date, and each Holder shall have the right thereafter to receive, upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities, property or assets of the Corporation, or of its successor or transferee or any affiliate thereof, or cash receivable upon or as a result of such Organic Change that would have been received by a holder of the number of shares of Common Stock equal to the number of shares each Holder would have received had such Holder converted its Series A Preferred Stock prior to such event at the Conversion Price in effect immediately prior to such event. In any such case, the Corporation will make appropriate provision (in form and substance reasonably satisfactory to the Majority Holders) to insure that the provisions of this Section 6(d)(iii) will thereafter be applicable to the Series A Preferred Stock (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Organic Change, if the value so reflected is less than the Conversion Price in effect immediately prior to such Organic Change). The Corporation will not affect any such Organic Change unless prior to the consummation thereof the successor entity (if other than the Corporation) resulting from such Organic Change assumes, by written instrument (in form and substance reasonably satisfactory to the Majority Holders), the obligation to deliver to each Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to acquire or receive.

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(iii)	Issuance of Convertible Securities and Additional Shares of Common Stock. If the Corporation at any time or from time to time after the date hereof shall issue or sell Additional Shares of Common Stock or shall issue or sell any Options or Convertible Securities, without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue or sale (such consideration referred to as the “Dilutive Triggering Price” and such event referred to as a “Dilutive Triggering Event”), then in each such case, the Conversion Price shall be reduced, concurrently with such issue or sale, to a price equal to the Dilutive Triggering Price, subject to further adjustment and readjustment from time to time as provided in this Section 6(d), and, as so adjusted or readjusted, shall remain in effect until a further adjustment or readjustment thereof is required by this Section 6(d).

(iv)	Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for any class of Common Stock change at any time or from time to time after the date hereof, the Conversion Price at the time of such change shall be readjusted, effective on and after the date of such change, to the Conversion Price which would have been in effect on the date of such change had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(v)	Other Dilutive Events. In case any event shall occur as to which the provisions of this Section 6(d) are not strictly applicable or if strictly applicable would not fairly protect the conversion rights of the Holder in accordance with the essential intent and principles of this Section 6(d), then, in each such case, the Board of Directors of the Corporation shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to preserve, without dilution, the conversion rights represented by this Section 6(d).

(vi)	Notice. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6(d), the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than five (5) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any Holder (but in any event not later than five (5) days thereafter), furnish or cause to be furnished to such Holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.

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(e) Mechanics of Conversion.

(i)	Conversion. In order to effectuate a conversion of shares of Series A Preferred Stock pursuant to this Section 6(a), a Holder shall deliver (whether via facsimile or otherwise), for receipt after 4:00 p.m. and on or prior to 11:59 p.m., New York time, a copy of an executed notice of conversion in the form attached hereto as Exhibit I and specifying the number of shares of Series A Preferred Stock to be converted on such Conversion Date (the “Conversion Notice”). The Holder shall calculate and state in the Conversion Notice the Conversion Amount, the Conversion Price and the number of Conversion Shares issuable pursuant to Section 6(c) hereof. On or before the second (2nd) Business Day following the date of a Conversion Notice or, with respect to a Conversion pursuant to Section 6(b), the Registration Effectiveness Date (the “Conversion Date”), the Corporation shall, with respect to a Conversion pursuant to Section 6(a), transmit to the Holder by facsimile or otherwise an acknowledgment, substantially in the form attached hereto in Exhibit I, of receipt of such Conversion Notice, or with respect to a Conversion pursuant to Section 6(b), notice of such Conversion, and, in each such case, the Corporation shall deliver to the Corporation, or the Corporation’s transfer agent, as applicable, an instruction to issue such shares of Common Stock as indicated in the Conversion Notice, substantially in the form of Exhibit I, which shares of Common Stock shall be issued no later than the Conversion Date. The Person or Persons entitled to receive the shares of Common Stock issuable upon a Conversion of the Conversion Amount shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)	Book-Entry. Notwithstanding anything to the contrary set forth in this Section 6, in connection with the Conversion of any shares of Series A Preferred Stock in accordance with the terms hereof, the Holder shall not be required to physically surrender to the Corporation any certificate or other instrument evidencing the of shares of Series A Preferred Stock so converted unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation following Conversion thereof as contemplated by Section 6(e)(i) hereof or (B) the Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of a certificate or other instrument with respect to shares of Series A Preferred Stock not subject to the Conversion. The Holder shall provide the Corporation with written partial releases relating to all Conversions of the Conversion Amount. Each of the Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of any certificate with respect to the shares of Series A Preferred Stock upon any Conversion until the full or remaining number of shares of Series A Preferred Stock represented by such certificate has been converted. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for shares of Series A Preferred Stock shall bear the following legend:

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ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6(d)(ii) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 6(d)(ii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(iii)	Obligation Absolute; Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon Conversion in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse Conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining or enjoining Conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration or litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. If the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c) by the Conversion Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, an amount equal to 2% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Conversion Date and to which the Holder is entitled in connection with such Conversion, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the date on which such shares are actually delivered to the Holder. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(iv)	Issuance of Shares Not in Dispute. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a Conversion, the Corporation shall issue to the Holder the number of shares of Common Stock not in dispute.

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(f) Good Faith Assistance. The Corporation will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(g) Notice of Record Taking. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, 200% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

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(i) Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(j) Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(k) Conversion Disputes. In the case of any dispute with respect to a Conversion, including a dispute relating to the calculation of the Conversion Price, the Conversion Amount or the number of Conversion Shares to be issued in a Conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with Section 6(d)(iii) above as are not disputed. If such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations. The accountant’s calculation shall be deemed conclusive, absent manifest error. The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (c) above. If the accountant determines the Corporation’s calculations are correct, the holder shall reimburse the Corporation for the accountant’s expense.

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(l) Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not affect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Conversion Notice, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(l), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(l) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Conversion Notice shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(l), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(l) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(l) shall continue to apply. Notwithstanding the foregoing, any such Holder by notice to the Corporation has the right to waive application of the Beneficial Ownership Limitation to any acquisition of Preferred Stock acknowledging and agreeing to the express filing obligations arising from any such waiver. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(l) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

Section 7. Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

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Section 8. Cancellation of Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Articles of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

Section 9. Dividends.

(a) From and after the date of issuance of Series A Preferred Stock (the “Initial Issuance Date”), each Holder shall be entitled to receive dividends (“Dividends”), which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in shares of Series A Preferred Stock or cash on the Stated Value of such Series A Preferred Stock at the Dividend Rate, which shall be cumulative and shall continue to accrue and compound monthly whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year. Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed. Dividends shall be payable quarterly in arrears on the first day of the next applicable quarter (each, a “Dividend Date”) with the first Dividend Date being March 1, 2022. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

(b) Dividends shall be payable on each Dividend Date, to the record holders of the Series A Preferred Stock on the applicable Dividend Date, in additional shares of Series A Preferred Stock (“Dividend Shares”) so long as there are a sufficient number of authorized but unissued shares of Series A Preferred Stock (a “Preferred Stock Failure”); provided, however, that in the event of a Preferred Stock Failure, the Company shall pay Dividends in cash (“Cash Dividends”). The Company shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder on the Dividend Notice Due Date (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) certifies that a Preferred Stock Failure has occurred and the Company shall pay Dividends as Cash Dividends. Dividends to be paid to each Holder on a Dividend Date in Dividend Shares shall be paid in a number of fully paid and non-assessable shares (rounded to the nearest whole share) of Series A Preferred Stock equal to the quotient of (1) the amount of Dividends payable to such Holder on such Dividend Date and (2) the Conversion Price in effect on the applicable Dividend Date. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Dividend Shares.

Section 10. [Reserved]

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Section 11. Notice. Any notice required by the provisions herein to be given to the Holders of shares of Series A Preferred Stock shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or electronic mail prior to 5:30 p.m. Eastern time on a Business Day and an electronic confirmation of delivery is received by the sender, (b) the next Business Day after the date of transmission, if such notice or communication is delivered later than 5:30 p.m. Eastern time or on a day that is not a Business Day, (c) three (3) Business Days following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications are those set forth in the Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

Section 12. Sinking Fund. The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 13. Waiver. Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series A Preferred Stock or other securities exercisable for or convertible into Series A Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 14. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Preferred Stock (as to which a written certification and indemnification shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

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Section 15. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations or by contract, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations.

Section 16. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series A Preferred Stock above the Stated Value then in effect,

(ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock and (iii) shall, so long as any shares of Series A Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the Required Reserve Amount.

Section 17. Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 18. Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series A Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 19. Amendment. This Certificate of Designations or any provision hereof may be amended by the Corporation upon obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the NRS, of the Majority Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Corporation’s Articles of Incorporation and Bylaws.

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Section 20. Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 21. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 22. Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, Cosmos Holdings Inc. has caused this Certificate of Designations to be signed by the undersigned as of the date first written above.

COSMOS HOLDINGS INC.

By:	/s/ Grigorios Siokas
Name:	Grigorios Siokas
Title:	Chief Executive Officer

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EXHIBIT I

CONVERSION NOTICE

Reference is made to (a) that certain Securities Purchase Agreement, dated as of [    ], 2022 (the “Agreement”), by and between the purchaser parties thereto and Cosmos Holdings Inc., a Nevada corporation (the “Corporation”), (b) that certain Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (the “Certificate”) and (c) certain Conversion Amount (as defined in the Agreement and the Certificate) issued by the Corporation and outstanding as of the date hereof. In accordance with and pursuant to the Agreement and the Certificate, the undersigned hereby elects to convert the Conversion Amount (as defined in the Certificate) indicated below into shares of the Corporation’s Common Stock, $0.001 par value per share (the “Common Stock”), at the Conversion Price (as defined in the Agreement and the Certificate, as of the date specified below). Capitalized terms not defined herein shall have the meaning as set forth in the Certificate.

Date of this Conversion Notice:

Date of Conversion (the date that is one Business Day after the date of this Conversion Notice):

Number of Shares of Series A Preferred Stock to be Converted:

Stated Value of Each Share of Series A Preferred Stock:

Aggregate Conversion Amount:

Conversion Price:

Aggregate number of shares of Common Stock to be issued to the undersigned on the Date of Conversion (Aggregate Conversion Amount divided by the Conversion Price):

By:

Name:

Title:

ACKNOWLEDGMENT

Cosmos Holdings Inc. hereby acknowledges this Conversion Notice and hereby issues the above indicated number of shares of Common Stock in accordance with the Certificate.

COSMOS HOLDINGS INC.

By:
Name:
Title:

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